Exhibit 99.1

LAZARD LTD REPORTS FIRST-QUARTER 2012 RESULTS

Highlights

•	Net income per share, as adjusted[1], was $0.33 (diluted), for the quarter ended March 31, 2012.

•	Record first-quarter operating revenue[1] of $499 million was 9% higher than the first quarter of 2011.

•	Financial Advisory operating revenue achieved a first-quarter record of $277 million, 21% higher than the first quarter of 2011.

•	Asset Management operating revenue of $210 million decreased 6% from the strong first quarter of 2011 but grew 3% versus the fourth quarter of 2011. Management fees grew 5% sequentially.

•

Assets under management increased 11% from December 31, 2011, to $157 billion as of March 31, 2012, driven by market appreciation, and are now at a higher level than the average AUM of $152 billion for the full year of 2011.

•	As announced previously, we increased the quarterly dividend by 25% to $0.20 per share.

($ in millions, except per share data and AUM)	Quarter Ended March 31,			Quarter Ended December 31,
	2012	2011	%’12-’11	2011	% 1Q-4Q
As Adjusted[1]
Operating revenue	$499	$457	9%	$469	6%
Financial Advisory	$277	$229	21%	$260	6%
Asset Management	$210	$224	(6)%	$204	3%
Net income	$45	$59	(23)%	$1
Diluted net income per share	$0.33	$0.43		$0.01

U.S. GAAP
Net income (loss)	$26	$55		$(5)
Diluted net income (loss) per share	$0.20	$0.43		$(0.04)

Supplemental Data
Quarter-end AUM ($ in billions)	$157	$160	(2)%	$141	11%
Average AUM ($ in billions)	$150	$158	(5)%	$140	7%

Media Contact: Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact: Kathryn Harmon	+1 212 632 6637	kathryn.harmon@lazard.com

NEW YORK, April 27, 2012 – Lazard Ltd (NYSE: LAZ) today reported operating revenue1 of $499 million for the quarter ended March 31, 2012. Net income, as adjusted1, was $45 million, or $0.33 per share (diluted). These results exclude the pre-tax charge of $25 million related to previously disclosed staff reductions.

Net income on a U.S. GAAP basis, which includes the costs related to staff reductions, was $26 million, or $0.20 per share (diluted), for the quarter ended March 31, 2012. A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 14 of this press release.

“Our first quarter revenues show the breadth and strength of Lazard’s model,” said Kenneth M. Jacobs, Chairman and Chief Executive of Lazard. “Our balanced mix of businesses continues to provide multiple sources of income contributing to our growth.”

“The macroeconomic environment has improved since last summer but remains uncertain. If this improvement continues, strategic advisory activity will likely increase,” said Mr. Jacobs. “Asset Management continued its strong pattern of growth in the first quarter, with assets under management rising above the full-year average for 2011. Our investment platforms continue to produce strong relative performance. Lazard and our shareholders are in excellent position to benefit from these positive trends in both our businesses.”

“Our revenues were strong in the first quarter, but, as previously reported, earnings are being impacted by the high level of amortization expense from previous years’ deferred compensation, primarily related to the 2008 grant,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “However, consistent with our objectives, and our view regarding current market conditions, our compensation and benefits expense for the first quarter assumes an awarded compensation ratio of approximately 60%, a decrease from the full-year 2011 ratio of 62%.”

We encourage you to visit our Lazard.com investor relations website to read our shareholder letter, answers to our shareholders’ frequently asked questions, and supporting documents, which provide a comprehensive discussion regarding our strategy, financial targets and business model.

OPERATING REVENUE

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes M&A, Sovereign and Government Advisory, Capital Markets, Lazard Middle Market, Private Funds and Other Advisory businesses.

Financial Advisory operating revenue was a first-quarter record of $277 million, 21% higher than the first quarter of 2011, and the fourth quarter of consecutive quarterly growth.

Strategic Advisory operating revenue was $207 million in the first quarter of 2012, 7% higher than the first quarter of 2011. This was driven by M&A, which increased 18% compared to the first quarter of 2011, due in part to the strong performance of Lazard Middle Market, as well as Sovereign and Government Advisory.

Restructuring operating revenue of $70 million was 97% higher than the first quarter of 2011, reflecting the closing of several large assignments during the quarter. The increase in restructuring revenue for the 2012 first quarter does not represent an expectation of restructuring revenue in future periods.

During the quarter, we remained engaged in highly visible, complex M&A transactions and other advisory assignments, including cross-border transactions, spin-offs, distressed asset sales, and government advisory in the Americas, Europe and Asia.

Among the major M&A transactions or assignments that were completed during the first quarter of 2012 were the following (clients are in italics): Skandia Liv’s SEK 22.5 billion acquisition of Skandia AB from Old Mutual; European Goldfields’ C$2.5 billion sale to Eldorado Gold; Simon Property’s $2 billion acquisition of a 28.7% stake in Klépierre; and, the Special Committee of the Board of Directors of 99 Cents Only Stores in the $1.6 billion sale to Ares Management, Canada Pension Plan Investment Board and Gold/Schiffer Family.

Lazard is advising on three of the ten largest M&A transactions announced in the first quarter of 2012, including: GDF Suez/Electrabel in the $12.6 billion acquisition of the 30% stake it did not already own in International Power; Tyco’s combination of its Flow Control business with Pentair in a $10 billion all-stock merger; and, the Supervisory Board of TNT Express in the €5.2 billion sale to United Parcel Service.

Our Sovereign and Government Advisory business was active with assignments that included advising the government of Greece on the completion of its successful bond exchange, the largest in history. We also advised the Commonwealth of Australia on the $11 billion definitive agreement between National Broadband Network and Telstra, which came into force in the first quarter of 2012.

We have been involved in many of the most notable recent restructurings, such as A&P, Eastman Kodak, Lehman Brothers and Spanish Broadcasting Systems.

Please see a more complete list of Strategic Advisory transactions that were completed in the first quarter of 2012, as well as Restructuring assignments, on pages 7 - 9 of this release.

Asset Management

Assets under management (AUM) were $157 billion as of March 31, 2012, an 11% increase compared to $141 billion as of December 31, 2011, and 3% above the full-year 2011 average AUM of $152 billion. Asset Management experienced net outflows of $0.2 billion in the first quarter of 2012.

Asset Management operating revenue was $210 million in the first quarter of 2012, 6% lower than the first quarter of 2011, and 3% higher than the fourth quarter of 2011.

Management fees were $200 million in the first quarter of 2012, 3% lower than the first quarter of 2011, 5% higher than the fourth quarter of 2011 and directionally consistent with the change in the quarterly average AUM. Average AUM for the quarter was $150 billion, 5% lower than the first quarter of 2011 and 7% higher than the fourth quarter of 2011. Incentive fees were $2.6 million in the first quarter of 2012, 50% lower than the first quarter of 2011, primarily due to a change in one mandate from a quarterly to an annual performance fee basis.

Our client mix remained broadly diversified by investment strategy and geography. We continued to win new mandates and to provide superior investment solutions to our clients around the world.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which measures applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferrals. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

Adjusted compensation and benefits expense1, including related accruals, was $313 million for the first quarter of 2012, when excluding the effects of the previously disclosed 2012 expense relating to staff reductions. The corresponding adjusted GAAP compensation ratio was 62.7%, compared to 58.9% for the same period in 2011, but lower than the full-year 2011 ratio of 62%, which reflected the actual operating revenue and the adjusted GAAP compensation expense for the year.

The first-quarter 2012 adjusted GAAP compensation ratio includes, among other items, amortization expense related to the 2008 deferred compensation. Our amortization expense is higher in 2012, compared to 2011, primarily because of the overlapping vesting periods. For the full year of 2012, we estimate, as of today, amortization expense of approximately $341 million vs. $289 million in 2011.

The first-quarter 2012 adjusted GAAP compensation ratio assumes, based on current market conditions, an awarded compensation ratio of approximately 60%, compared to approximately 62% awarded for the full year of 2011.

Our goal remains to grow annual awarded compensation expense at a slower rate than revenue growth, and to achieve a compensation-to-revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted GAAP basis1 with discipline on deferrals.

Non-Compensation Expense

Non-compensation expense, on an adjusted basis1, of $105 million represented 21.1% of operating revenue compared to 20.3% in the first quarter of 2011 and 21.2% for the full year 2011. Non-compensation expense in the 2012 first quarter was negatively impacted by a high level of deal-related third party fees, and increases in occupancy costs and business activity levels. This excluded non-compensation costs related to staff reductions in 2012.

TAXES

The provision for taxes, on an adjusted basis1, was $15 million for the first quarter of 2012, compared to $14 million for the first quarter of 2011. The effective tax rate on the same basis for the first quarter of 2012 was 25.7%, compared to the relatively low level of 18.9% for the first quarter of 2011.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include reducing excess cash, managing debt, and increasing returns to shareholders through dividends and share repurchases.

On April 24, 2012, our Board of Directors voted to increase the quarterly dividend on Lazard’s outstanding Class A common stock by 25%, to $0.20 per share. This planned dividend increase was previously announced in Lazard’s fourth-quarter 2011 earnings release. Since the fourth quarter of 2010, the dividend has increased by 60%.

During the 2012 first quarter, we continued our share repurchase program with the goal of, at minimum, offsetting potential dilution from equity-based awards granted at year end. We bought back approximately 2.4 million shares of our Class A common stock and exchangeable interests, for approximately $71 million during the quarter. As of March 31, 2012, our remaining share repurchase authorization was $142 million. On April 24, 2012, the Lazard Board of Directors authorized additional share repurchases of up to $125 million, which expires on December 31, 2013.

Lazard’s financial position remains strong and low risk with approximately $766 million in cash and cash equivalents at March 31, 2012, the majority of which is invested in U.S. Government and agency money market funds. Total stockholders’ equity related to Lazard’s interests is $738 million.

***

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 42 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

***

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee the accuracy of our estimated targets, future results, level of activity, performance or achievements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in our reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

***

LlSTS OF STRATEGIC ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the first quarter of 2012)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the first quarter of 2012 on which Lazard advised were the following:

•	Skandia Liv’s SEK 22.5 billion acquisition of Skandia AB from Old Mutual

•	European Goldfields’ C$2.5 billion sale to Eldorado Gold

•	Simon Property’s $2.0 billion acquisition of a 28.7% stake in Klépierre

•	France Telecom-Orange’s €1.6 billion sale of Orange Switzerland to Apax Partners

•	Special Committee of the Board of Directors of 99 Cents Only Stores in the $1.6 billion sale to Ares Management, Canada Pension Plan Investment Board and Gold/Schiffer Family

•	Wind Telecom’s $1.5 billion demerger of OTMT

•	Deutsche Kreditbank’s €1 billion sale of DKB Immobilien to TAG Immobilien

•	Sberbank’s $1 billion acquisition of Troika Dialog

•	Azur Pharma’s merger with Jazz Pharmaceuticals

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised in the 2012 first quarter, continued to advise, or completed since March 31, 2012, are the following:

•	Medco Health Solutions in its $29 billion merger with Express Scripts

•	Progress Energy’s $26 billion merger with Duke Energy

•	Northeast Utilities’ $17.5 billion merger with NSTAR

•	GDF Suez/Electrabel in the $12.6 billion acquisition of the 30% stake it does not already own in International Power

•	Google’s $12.5 billion acquisition of Motorola Mobility

•	Tyco’s combination of its Flow Control business with Pentair in a $10 billion all-stock merger

•	The Supervisory Board of TNT Express in the €5.2 billion sale to United Parcel Service

•	Caisse des Depots’ €2.6 billion acquisition of Silic from Groupama

•	France Telecom-Orange’s €2.4 billion acquisition of a 58.7% stake in MobiNil/ECMS

•	The Special Committee of Independent Directors of the Board of Delphi Financial Group in the $2.7 billion sale to Tokio Marine

•	CH Energy Group’s $1.5 billion sale to Fortis

•	Gloucester Coal in the A$2.1 billion merger proposal made by Yanzhou Coal and Yancoal Australia

•	AmBev’s $1.2 billion acquisition of a 51% stake in Cerveceria Nacional Dominicana

•	Areva’s €776 million disposal of its 26% stake in Eramet to FSI

•	Central Vermont Public Service’s $702 million sale to Gaz Métro

•	Tyco’s plan to separate into three independent, publicly traded companies

•	Caisse des Depots on the reorganization of Dexia

•	Edison in its negotiations with EDF and A2A regarding the disposal of Edipower and the restructuring of its shareholdings

•	The Managing Director Committee of AlixPartners in the sale of a majority stake to CVC Capital Partners

•	Audi’s acquisition of Ducati

•	BNP Paribas’ sale of its North American reserve-based lending business ($3.9 billion of loans outstanding) to Wells Fargo

Sovereign and Government Advisory

•	Government of Greece on its successful bond exchange, the largest in history

•	Commonwealth of Australia on the $11 billion definitive agreement between National Broadband Network and Telstra

•	Kazakhstan Sovereign Wealth Fund-owned BTA Bank JSC on its restructuring and recapitalization plan

Restructuring and Debt Advisory Assignments

Restructuring and debt advisory assignments completed during the first quarter of 2012 on which Lazard advised include: Lehman Brothers and The Great Atlantic & Pacific Tea Co. (A&P) in connection with their Chapter 11 bankruptcies; the Creditors Committee of Desmet Ballestra and the senior secured noteholders of AfriSam on the companies’ debt restructurings; manroland on the sale of its sheet-fed printing equipment division in insolvency; Spanish Broadcasting on the refinancing of its debt; and, the bank lenders of Quiznos in its out-of-court restructuring.

Notable Chapter 11 bankruptcies, on which Lazard advised debtors or creditors, or related parties, during or since the first quarter of 2012, are:

•	Airlines: Allied Pilots Association with respect to American Airlines

•	Consumer/Food: Hostess Brands, Cagles

•	Gaming, Entertainment and Hospitality: Indianapolis Downs, MSR Resorts, the Los Angeles Dodgers

•	Shipping: General Maritime

•	Paper and Packaging: New Page Corporation, White Birch Paper Company

•	Power & Energy: Dynegy, LSP Energy

•	Professional/Financial Services: Ambac

•	Technology/Media/Telecom: Eastman Kodak, Nortel Networks, Tribune Company

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised debtors or creditors during or since the first quarter of 2012, are:

•	Belvédère – advising the FRN noteholder committee

•	Dubai International Capital in the restructuring of its liabilities

•	Eagle Holdings on the restructuring of its Gemini real estate assets

•	Empresas La Polar on its debt restructuring activities

•	National Association of Letter Carriers in connection with the USPS’s restructuring efforts

•	NH Hoteles on its debt refinancing

•	Seat Pagine Gialle – advising the committee of junior noteholders on the company’s restructuring

•	TBS International on its debt restructuring activities

•	Torm – advising lenders on the company’s debt restructuring

***

ENDNOTES

[1]

A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to comparable U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods. These results exclude the pre-tax charge of $25 million related to previously disclosed staff reductions.

LAZ-G

###

LAZARD LTD

ADJUSTED STATEMENT OF OPERATIONS (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
($ in thousands, except per share data)	2012	2011	2011	2011	2011
Financial Advisory
M&A and strategic advisory	$192,611	$167,099	$163,752	15%	18%
Capital markets & other advisory	14,370	17,691	29,549	(19%)	(51%)

Strategic advisory	206,981	184,790	193,301	12%	7%
Restructuring	70,215	75,704	35,557	(7%)	97%

Total	277,196	260,494	228,858	6%	21%

Asset Management
Management fees	199,860	190,073	206,768	5%	(3%)
Incentive fees	2,596	5,373	5,146	(52%)	(50%)
Other revenue	7,636	8,960	12,098	(15%)	(37%)

Total	210,092	204,406	224,012	3%	(6%)

Corporate	11,461	3,807	3,981	NM	188%

Operating revenue (b)	498,749	468,707	456,851	6%	9%

Less:
Compensation and benefits expense (c)	312,716	337,007	268,921	(7%)	16%
Non-compensation expense (d)	105,235	108,674	92,770	(3%)	13%

Earnings from operations (e)	80,798	23,026	95,160	251%	(15%)

Earnings attributable to noncontrolling interests (f)	2,718	791	2,014
Amortization of intangibles	(1,118)	(7,019)	(1,474)
Interest expense	(19,916)	(20,217)	(22,254)

Pre-tax income (loss)	62,482	(3,419)	73,446	NM	(15%)

Less:
Provision (benefit) for income taxes	15,491	(1,511)	13,665
Net income (loss) attributable to noncontrolling interests	2,179	(3,339)	1,242

Net income (g)	$44,812	$1,431	$58,539	NM	(23%)

Diluted weighted average shares	136,594,178	135,721,618	138,590,593	1%	(1%)

Diluted net income per share	$0.33	$0.01	$0.43	NM	(23%)

Ratio of compensation to operating revenue	62.7%	71.9%	58.9%
Ratio of non-compensation to operating revenue	21.1%	23.2%	20.3%
Margin from operations (h)	16.2%	4.9%	20.8%
Effective tax rate (i)	25.7%	NM	18.9%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Reconciliation of U.S. GAAP to Adjusted Statement of Operations and Notes to Financial Schedules.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended
	March 31,	March 31,
($ in thousands, except per share data)	2012	2011	% Change
Total revenue	$506,461	$461,341	10%
Interest expense	(20,422)	(23,318)

Net revenue	486,039	438,023	11%
Operating expenses:

Compensation and benefits	338,317	269,999	25%

Occupancy and equipment	26,282	22,708
Marketing and business development	28,267	18,111
Technology and information services	20,393	19,567
Professional services	9,311	9,841
Fund administration and outsourced services	13,451	13,251
Amortization of intangible assets related to acquisitions	1,118	1,474
Other	11,077	9,626

Subtotal	109,899	94,578	16%

Operating expenses	448,216	364,577	23%

Operating income	37,823	73,446	(49%)

Provision for income taxes	8,767	13,463	(35%)

Net income	29,056	59,983	(52%)
Net income attributable to noncontrolling interests	3,504	4,976

Net income attributable to Lazard Ltd	$25,552	$55,007	(54%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	119,229,541	115,334,754	3%
Diluted	136,594,178	138,590,593	(1%)

Net income per share:
Basic	$0.21	$0.48	(56%)
Diluted	$0.20	$0.43	(53%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

($ in thousands)	March 31, 2012	December 31, 2011
ASSETS

Cash and cash equivalents	$765,686	$1,003,791
Deposits with banks	257,685	286,037
Cash deposited with clearing organizations and other segregated cash	74,502	75,506
Receivables	522,585	504,455
Investments	378,273	378,521
Goodwill and other intangible assets	395,962	393,099
Other assets	513,305	440,527

Total Assets	$2,907,998	$3,081,936

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities

Deposits and other customer payables	$274,690	$288,427
Accrued compensation and benefits	210,439	383,513
Senior debt	1,076,850	1,076,850
Other liabilities	485,241	466,290

Total liabilities	2,047,220	2,215,080

Commitments and contingencies

Stockholders’ equity

Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,231	1,230
Additional paid-in capital	638,868	659,013
Retained earnings	262,100	258,646
Accumulated other comprehensive loss, net of tax	(71,903)	(88,364)

	830,296	830,525
Class A common stock held by subsidiaries, at cost	(91,962)	(104,382)

Total Lazard Ltd stockholders’ equity	738,334	726,143
Noncontrolling interests	122,444	140,713

Total stockholders’ equity	860,778	866,856

Total liabilities and stockholders’ equity	$2,907,998	$3,081,936

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

	As of			Variance
	March 31,	December 31,	March 31,		1Q 2012 vs.
	2012	2011	2011	Qtr to Qtr	1Q 2011
Equities	$130,653	$116,362	$135,749	12.3%	(3.8%)
Fixed Income	19,249	17,750	17,255	8.4%	11.6%
Alternative Investments	5,296	5,349	6,041	(1.0%)	(12.3%)
Private Equity	1,424	1,486	1,333	(4.2%)	6.8%
Cash	86	92	73	(6.5%)	17.8%

Total AUM	$156,708	$141,039	$160,451	11.1%	(2.3%)

	Three Months Ended March 31,		Year Ended December 31, 2011
	2012	2011
	($ in millions)
AUM - Beginning of Period	$141,039	$155,337	$155,337

Net Flows	(162)	695	(1,048)
Market and foreign exchange appreciation (depreciation)	15,831	4,419	(13,250)

AUM - End of Period	$156,708	$160,451	$141,039

Average AUM	$150,315	$157,894	$152,072

% Change in average AUM	(4.8%)

Note: Average AUM is generally based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO ADJUSTED STATEMENT OF OPERATIONS (a)

(unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
Operating Revenue
Net revenue - U.S. GAAP Basis	$486,039	$438,023

Adjustments:
Revenue related to noncontrolling interests	(4,439)	(3,426)
Gain related to Lazard Fund Interests and other similar arrangements	(2,767)	—
Other interest expense	19,916	22,254

Operating revenue, as adjusted	$498,749	$456,851

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$338,317	$269,999

Adjustments:
Charges pertaining to staff reductions	(21,754)	—
Charges pertaining to Lazard Fund Interests and other similar arrangements derivative liability	(2,767)	—
Compensation related to noncontrolling interests	(1,080)	(1,078)

Compensation & benefits expense, as adjusted	$312,716	$268,921

Non-Compensation Expense
Operating expenses - Subtotal - U.S. GAAP Basis	$109,899	$94,578

Adjustments:
Charges pertaining to staff reductions	(2,905)	—
Amortization of intangible assets related to acquisitions	(1,118)	(1,474)
Non-comp related to noncontrolling interests	(641)	(334)

Non-compensation expense, as adjusted	$105,235	$92,770

Pre-Tax Income
Operating income - U.S. GAAP Basis	$37,823	$73,446

Adjustments:
Charges pertaining to staff reductions	24,659	—

Pre-tax income, as adjusted	$62,482	$73,446

Net Income attributable to Lazard Ltd
Net income attributable to Lazard Ltd - U.S. GAAP Basis	$25,552	$55,007

Adjustments:
Charges pertaining to staff reductions	24,659	—
Tax benefits allocated to adjustments	(6,249)	—
Amount attributable to LAZ-MD Holdings	(1,045)	—

Adjustment for full exchange of exchangeable interests (j):
Tax adjustment for full exchange	(475)	(202)
Amount attributable to LAZ-MD Holdings	2,370	3,734

Net income, as adjusted	$44,812	$58,539

Diluted net income per share:
U.S. GAAP Basis - Net income attributable to Lazard Ltd	$0.20	$0.43
Net income, as adjusted	$0.33	$0.43

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Adjusted Statement of Operations begins with information that is prepared in accordance with U.S. GAAP, (i) adjusted to reflect the full conversion of outstanding exchangeable interests held by members of LAZ-MD Holdings; (ii) adjusted to exclude certain items in 2012 described more thoroughly in (g) below, and (iii) is presented in a non-U.S. GAAP (“non-GAAP”) format including non-GAAP measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. (See Reconciliation of U.S. GAAP to Adjusted Statement of Operations.)

(b)	Excludes (i) gains/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (ii) revenues related to non-controlling interests (see (f) below), and (iii) interest expense related to other financing activities, which is included in “Interest expense,” and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Adjusted Statement of Operations.)

(c)	Excludes (i) charges/credits related to the changes in the fair value of the derivative liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, (ii) noncontrolling interests, which are included in “Earnings attributable to noncontrolling interests” (see (f) below) and (iii) for the three month period ended March 31, 2012 charges pertaining to staff reductions (see (g) below,) and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Adjusted Statement of Operations.)

(d)	Excludes (i) amortization of intangible assets related to acquisitions, (ii) expenses related to noncontrolling interests, which are included in “Earnings attributable to noncontrolling interests” (see (f) below) and (iii) for the three month period ended March 31, 2012 charges pertaining to staff reductions (see (g) below,) and is a non-GAAP measure. (See adjustments in the Reconciliation of U.S. GAAP to Adjusted Statement of Operations.)

(e)	Excludes (i) amortization of intangible assets related to acquisitions, (ii) interest expense primarily related to corporate financing activities, which is included in “Interest expense,” (iii) revenues and expenses related to noncontrolling interests (see (f) below), and for the three month period ended March 31, 2012 charges pertaining to staff reductions (see (g) below), and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Adjusted Statement of Operations.)

(f)	Includes the noncontrolling interests share of revenue, net of related compensation and benefits and non-compensation expenses principally related to Edgewater, and is a non-GAAP measure.

(g)	The three month period of 2012 is adjusted to exclude certain charges pertaining to staff reductions including severance, benefit payments and acceleration of unrecognized amortization of deferred incentive compensation previously granted to individuals being terminated, net of applicable tax benefits. (See adjustments in the Reconciliation of U.S. GAAP to Adjusted Statement of Operations.)

(h)	Represents earnings from operations as a percentage of operating revenues, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Adjusted Statement of Operations.)

(i)	Effective tax rate is computed based on a numerator of which is the provision for income taxes and the denominator of which is pre-tax income exclusive of net income attributable to noncontrolling interests.

(j)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests and an adjustment for Lazard Ltd entity-level taxes to affect a full exchange of interests and excluding the 2012 charges pertaining to staff reductions noted in (g) above.

NM   Not meaningful